Exhibit 99.1


UPC ANNOUNCES EUR 1.43 BILLION PRIVATE EQUITY FINANCING


    AMSTERDAM, 12 September 2000 - United Pan-Europe
    Communications N.V. (Amsterdam Stock Exchange (AEX): UPC;
    NASDAQ: UPCOY) announced today that it has agreed to issue
    EUR 1.43 billion (USD 1.24 billion) worth of convertible preference shares for cash, to a group of investors including Motorola, Inc., Liberty Media Corporation, UnitedGlobalCom Inc., funds managed by Capital Research and Management Company, and certain discretionary clients of Alliance Capital.

    This equity injection will strengthen UPC's balance sheet and further fund the development and execution of the company's business plan. This equity investment is a continuation of UPC's strategy to implement a long-term financial structure.

    Mark Schneider, CEO of UPC commented "We are delighted in this strong show of support from a combination of industry and financial players that are familiar with UPC's integrated strategy."

    The convertible preference shares will be issued at a discount based on an 8% dividend yield and will be convertible into ordinary shares of UPC at a price of EUR 35.455 ("Conversion Price"). In addition to the convertible preference shares, these investors will receive warrants to purchase ordinary shares of UPC at a premium of 20% to the Conversion Price. The total number of warrants will equal 15% of the total purchase price divided by the Conversion Price. If the convertible preference shares are not converted or voluntarily redeemed by UPC after 12 years, UPC will be required to redeem the convertible preference shares in either cash or shares, at its option. Also, UPC can require the convertible preference shares to be converted upon certain circumstances.

    UPC, a consolidated subsidiary of UnitedGlobalCom, Inc. (NASDAQ: UCOMA), owns and operates broadband communications networks in 17 countries in Europe and in Israel. Headquartered in Amsterdam, UPC is one of the most innovative broadband communications companies in Europe. UPC provides cable television, telephony, high-speed internet access and programming services. UPC completed an IPO in February 1999 and its shares are traded on the Amsterdam Stock Exchange and NASDAQ ("UPCOY").

    THE SECURITIES DESCRIBED IN THIS PRESS RELEASE HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SAID ACT AND THE APPLICABEL STATE SECURITIES LAWS. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, this news release contains forward looking statements, which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward looking statements include development of the business, availability of financing and other statements concerning growth, as well as other factors detailed from time to time in the companies' filings with the Securities and Exchange Commission.

    Contact:
    Ruth Pirie
    Director Investor Relations
    tel: +44 207 518 7980

    Bert Holtkamp
    Director Corporate Communications
    tel: +31 655 380594